Exhibit 3.9

CERTIFICATE OF INCORPORATION

OF

BUSHNELL GROUP HOLDINGS, INC.

The undersigned natural person of the age of eighteen years or more for the purpose of organizing a corporation for conducting the business and promoting the purposes hereafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “General Corporation Law of the State of Delaware”), hereby certifies that:

ARTICLE FIRST:

The name of the corporation is Bushnell Group Holdings, Inc. (hereafter the “Corporation”).

ARTICLE SECOND:

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, County of New Castle. The name of the registered agent at such address is Corporation Service Company.

ARTICLE THIRD:

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH:

The total number of shares of stock which the Corporation has the authority to issue is one thousand (1,000) shares of Common Stock, with a par value of $0.01 per share.

ARTICLE FIFTH:

The name and address of the sole incorporator is as follows:

NAME:	ADDRESS:
Donna M. McClurkin-Fletcher	c/o Kirkland & Ellis LLP
655 Fifteenth Street, N.W.
Suite 1200
Washington, DC 20005

ARTICLE SIXTH:

The Corporation is to have perpetual existence.

ARTICLE SEVENTH:

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

ARTICLE EIGHTH:

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-Laws of the Corporation.  Election of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

ARTICLE NINTH:

Section 1.              Indemnity for Third Party Actions.  To the fullest extent permitted by applicable law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 2.              Indemnity for Action by or in right of Corporation.  To the fullest extent permitted by applicable law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such suit or action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Any repeal or modification of this ARTICLE NINTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE TENTH:

To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as director.  Any repeal or modification of this ARTICLE TENTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE ELEVENTH:

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TWELFTH:

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation in pursuance of the General Corporation Law of the State of Delaware, do make and file this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly, have hereunto set my hand this 12th day of July, 2007.

/s/ Donna M. McClurkin-Fletcher
Donna M. McClurkin-Fletcher, Sole Incorporator